EXHIBIT 99.1

Social Reality Appoints John Livesay, Prior Executive Director of Corporate Partnerships of Condé Nast, as Vice President of Sales

Press Release: Social Reality, Inc. –

Los Angeles, CA.—Social Reality, Inc. (OTCBB: SCRI), an Internet advertising and platform technology company that provides tools to automate the digital advertising market, today announced that John Livesay has joined the company as Vice President of Sales.

“We are very excited to welcome John Livesay to the company.  John’s experience with large brands and agencies will help us grow both SRAX, our RTB platform, and Groupad, our social media platform.  Not only is John an amazing advertising executive, but he is a natural sales coach and we look forward to him working with our sales teams” said Christopher Miglino, Social Reality’s Chairman and CEO.

John Livesay has spent the past 22 years working with brands and agencies.  His career includes working with some of the largest properties in the advertising industry, such as Elle, Self Magazine, W Magazine,  and The Daily Beast. Most recently, he held the position of Executive Director of Corporate Partnerships at Condé Nast.

“It is an honor to join the team at Social Reality.  Their platforms offer brands the opportunity   to engage consumers in ways that encourage them to become brand ambassadors. Today’s marketers want to have their brand content become part of the social conversation through mobile innovation and proven tools that drive ROI.  Social Reality has both the products that give marketers these tools along with a high quality of service that puts it in a class all its own,” said John Livesay, Vice President of Sales.

About Social Reality, Inc.

Social Reality, Inc. is an internet advertising company that provides tools that automate the digital advertising market. The company has built technologies and leveraged partner technologies that service  social media and the Real Time Bidding (RTB) markets. For more information, please visit www.socialreality.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involved certain risks.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, , our ability to sustain our revenue growth, our ability to report profitable operations, risks associated loss of access to RTB inventory buyers and the new and untested technologies we are deploying, changes in our business, changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. All forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, many of which are generally outside of the control of Social Reality and are difficult to predict.  Social Reality assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Social Reality, Inc.

Christopher Miglino, CEO

chris@socialreality.com

323-2838505